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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                          HUSSMANN INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    01-13407
                            (Commission File Number)

                           12999 ST. CHARLES ROCK ROAD
                         BRIDGETON, MISSOURI 63044-2483
                                 (314) 291-2000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          6 3/4% SENIOR NOTES DUE 2008
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

Rule 12g-4(a) (1) (i)    [X]         Rule 12h-3(b) (1) (i)    [X]
Rule 12g-4(a) (1) (ii)   [ ]         Rule 12h-3(b) (1) (ii)   [ ]
Rule 12g-4(a) (2) (i)    [ ]         Rule 12h-3(b) (2) (i)    [ ]
Rule 12g-4(a) (2) (ii)   [ ]         Rule 12h-3(b) (2) (ii)   [ ]
                                     Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
                                SENIOR NOTES - 10

The 6 3/4% Senior Notes due 2008 are held by fewer than 300 persons.
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Pursuant to the requirements of the Securities Exchange Act of 1934, Hussmann
has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  HUSSMANN INTERNATIONAL, INC.


                                  BY: /s/ BURTON HALPERN
                                      ------------------------------------------
                                      Name: Burton Halpern
                                      Title: Vice President, General Counsel and
                                             Secretary


DATE: August 10, 2000